SUB-ITEM 77C:    SUBMISSION OF MATTERS TO A VOTE OF SECURITY
                 HOLDERS

     On October 22, 2004, a Special Meeting of Shareholders of The Arbitrage Fund (the "Fund") was held to (i) elect five Trustees and (ii) ratify the selection of Tait, Weller & Baker as the Fund's independent public accountants for the fiscal year ending May 31, 2005. The total number of shares of the Fund present in person or by proxy represented approximately 97.3% of the shares entitled to vote at the Special Meeting.

     The shareholders of the Fund voted to elect all five nominees as Trustees. The votes cast with respect to each nominee were as follows:

                                           Number of Shares
                               --------------------------------------
Nominee                         Affirmative                Withhold
-------------------            --------------             -----------
John S. Orrico                 28,380,796.272             246,092.530
Joel C. Ackerman               28,429,518.955             197,369.847
Jay N. Goldberg                28,422,217.855             204,670.947
John C. Alvarado               28,420,406.344             206,482.458
Alexander Greenberg            28,403,564.832             223,323.970

     The shareholders of the Fund ratified the selection of Tait, Weller & Baker as independent public accountants for the fiscal year ending May 31, 2005. The votes cast with respect to the proposal were as follows:

                                           Number of Shares
                            --------------------------------------------
                                 For            Against        Abstain
                            --------------    ----------     -----------
                            28,361,693.706    67,690.998     197,504.098